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                                                                     EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                UTI ENERGY CORP.
                                   AS AMENDED


         The following reflects all provisions of UTI Energy Corp.'s Restated Certificate of Incorporation, as amended by all amendments thereto.

         1.  The name of the corporation is:  UTI Energy Corp.

         2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is:

                  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         4. The total number of shares of Common Stock which the Corporation shall have authority to issue is Fifty Million (50,000,000), par value $0.001 per share.

             When this Amended and Restated Certificate of Incorporation shall become effective in accordance with the Delaware General Corporation Law, as amended, immediately and without further action by the c corporation or by any shareholder, each issued and outstanding share of the Common Stock, par value $0.01 per share, of the corporation shall be converted into 7.35 shares of Common Stock, par value $0.001 of the corporation, and each issued and outstanding share of the Class A Common Stock, par value $1.00 of the corporation shall be converted into 7.35 shares of Class A Common Stock, par value $.01 of the corporation; provided, however, that fractional shares shall not be issued, and the corporation shall pay cash in lieu of fractional shares at the rate of $13.00 per whole share of Common Stock or Class A Common Stock. The voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the Class A Common Stock shall be as follows:

             (1) Dividends and Distributions. The holder of record of Class
         A Common Stock shall be entitled to receive dividends or other distributions if, as and when declared by the Board of Directors of the Corporation on the shares of Common Stock in an amount per share equal to one percent of the amount payable on each share of Common Stock.

             (2) Voting. The holder of record of Class A Common Stock shall not have any voting rights except that such holder shall be entitled, so long as the shares


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         of Class A Common Stock remain outstanding, to elect one member of the
         Corporation's Board of Directors.

             (3) Transferability. Without the consent of the Corporation, which consent shall be given or withheld in the sole discretion of the Corporation, the initial holder of the Class A Common Stock shall not be entitled to transfer or encumber all or any part of the shares of Class A Common Stock, except that all of such shares may be transferred to an affiliate of the initial holder, which affiliate shall be subject to the restriction on transferability contained in this Section (3).

             (4) Conversion. All of the shares of Class A Common Stock, but not less than all of such shares, shall be convertible at any time into an equal number of shares of Common Stock of the Corporation at the option of the holder thereof by delivering to the Corporation the certificate(s) representing such shares together with a written notice that the holder desires to convert the shares of Class A Common Stock. The shares of Class A Common Stock shall automatically convert into an equal number of shares of Common Stock. The shares of Class A Common Stock shall automatically convert into an equal number of shares of Common Stock of the Corporation upon the exercise of all of the warrants to purchase Common Stock of the Corporation held by the holder of the Class A Common Stock. Upon the expiration of all of the warrants to purchase Common Stock of the Corporation held by the holder of the Class A Common Stock, the holder shall thereupon sell, and the Corporation shall purchase, the shares of Class A Common Stock outstanding at a price of $1.00 per share.

                  The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Five Million (5,000,000), $.01 par value. The voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions shall be determined from time to time by the Board of Directors.

         5.  The corporation is to have perpetual existence.

         6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

             To make, alter or repeal the by-laws of the corporation.

         7. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of Directors need not be by written ballot unless the by-laws of the corporation shall so provide.


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         8.  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         9. A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty o loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the Director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereunder amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

         Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification.

         10. Commencing with the directors elected at the Annual Meeting of Shareholders of the Corporation to be held during 1994, the Board of Directors shall be divided into three classes, as nearly equal in number as possible. Provided that seven directors are to be elected at the Annual Meeting of Shareholders of the Corporation to be held during 1994, there shall be elected at such meeting two Class I directors, each to serve until the 1995 Annual Meeting of Shareholders or his or her earlier death, resignation or removal, two Class II directors, each to serve until the 1996 Annual Meeting of Shareholders or his or her earlier death, resignation or removal, and three Class III directors, each to served until the 1997 Annual Meeting of Shareholders or his or her earlier death, resignation or removal. Any increase in the number of directors shall be allocated, one at a time, among the classes of director, first to Class I, second to Class II, and third to Class III. The initial classification of directors to be made pursuant to this Article shall be made by the Board of Directors, except that the director to be elected by the holders of the outstanding Class A Common Stock of the Corporation, if any, shall serve as a Class I director. AT the Annual Meeting of Shareholders to be held during 1995 and at the Annual Meeting to be held in each year thereunder, the shareholders of the Corporation shall elect directors to serve as directors of the Class whose term is then expiring, and each director so elected shall serve until the third succeeding Annual Meeting of Shareholders following his election, or his earlier death, resignation or removal.

         Neither any Director of the Corporation, nor the entire Board of Directors of the Corporation, may be removed from office, except for cause.

         This Article 10 may not be amended, rescinded or revoked, except upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote thereon.


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